Atlas Pipeline Partners, L.P. Declares Quarterly Distribution of $0.85 Per Common Limited Partner Unit for the Third Quarter 2006

PHILADELPHIA, PA -- 10/27/2006 -- Atlas Pipeline Partners, L.P. (NYSE: APL) (the "Partnership") reported today that it has declared a quarterly cash distribution for the third quarter 2006 of $0.85 per common limited partner unit, payable November 14, 2006 to holders of record as of November 7, 2006.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership's actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to the Partnership's gas-gathering pipeline system, and the cost of supplies and services in the energy industry.

Contact:
Brian Begley
Investor Relations
1845 Walnut Street
Philadelphia, PA  19103
(215) 546-5005
(215) 546-4785 (facsimile)